Exhibit 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,						Six months ended June 30,
	1998	1999	2000	2001	2002	2002 (Pro Forma)	2002	2003	2003 (Pro Forma)
	(millions of constant Ch$ as of December 31, 2002)						(millions of constant Ch$ as of June 30, 2003)
Chilean GAAP
Fixed Charges:
Financial expenses	186,271	242,812	271,334	232,254	228,526	247,627	108,116	99,664	111,060
Capitalized interest costs	4,952	14,661	6,579	10,705	25,503	25,503	10,094	5,924	5,924
Fixed charges	191,223	257,473	277,913	242,959	254,029	273,130	118,210	105,588	116,984
Earnings:
Pretax income (or loss) from continuing operations	81,422	(162,465)	203,410	118,909	72,239	53,138	62,692	60,685	49,289
Fixed charges	191,223	257,473	277,913	242,959	254,029	273,130	118,210	105,588	116,984
Sub total	272,645	95,008	481,323	361,868	326,268	326,268	180,902	166,273	166,273
Less: interest capitalized during the period	(4,952)	(14,661)	(6,579)	(10,705)	(25,503)	(25,503)	(10,094)	(5,924)	(5,924)
Less: undistributed earnings of equity method investees	(343)	(1,797)	(678)	9,948	(8,570)	(8,570)	5,665	(18,055)	(18,055)
Earnings	267,350	78,550	474,066	361,111	292,195	292,195	176,473	142,294	142,294
Ratio of earnings to fixed charges	1.40	0.31	1.71	1.49	1.15	1.07	1.49	1.35	1.22

	Year ended December 31,						Six months ended June 30,
	1998	1999	2000	2001	2002	2002 (Pro Forma)	2002	2003	2003 (Pro Forma)
	(millions of constant Ch$ as of December 31, 2002)						(millions of constant Ch$ as of June 30, 2003)
US GAAP
Fixed Charges:
Financial expenses	186,271	242,812	271,334	232,254	238,197	257,298	—	—	—
Capitalized interest costs	4,952	14,661	6,579	10,705	15,832	15,832	—	—	—
Fixed charges	191,223	257,473	277,913	242,959	254,029	273,130	—	—	—
Earnings:
Pretax income (or loss) from continuing operations	54,509	(201,058)	207,817	55,032	3,760	(15,341)	—	—	—
Fixed charges	191,223	257,473	277,913	242,959	254,029	273,130	—	—	—
Sub total	245,732	56,415	485,730	297,991	257,789	257,789
Interest capitalized during the period	(4,952)	(14,661)	(6,579)	(10,705)	(15,832)	(15,832)	—	—	—
Undistributed earnings of an equity method investee	3,897	3,643	(835)	10,028	(29,431)	(29,431)	—	—	—
Earnings	244,677	45,397	478,316	297,314	212,526	212,526	—	—	—
Ratio of earnings to fixed charges	1.28	0.18	1.72	1.22	0.84	0.78	—	—	—